Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GEAC COMPUTER CORPORATION LIMITED

(Exact Name of Registrant as Specified in Its Charter)

CANADA	98-0405151
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 Allstate Parkway

Suite 300, Markham

Ontario L34 9T8

Canada

(Address of Principal Executive Offices) (Zip Code)

Geac Computer Corporation Limited Restricted Share Unit Plan

(Full Title of the Plan)

Jeffrey M. Snider

Senior Vice President and General Counsel

Geac Computer Corporation Limited

120 Turnpike Road, 2nd Floor

Southborough, MA 01772-2104

(Name and Address of Agent For Service)

(508) 871-5000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Mark T. Bettencourt, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts  02109

Calculation Of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share			Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, without par value	1,500,000 shares	US$	8.54	(1)	US$	12,810,000	US$	1,507.74

(1)  The price of $8.54 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market System on June 17, 2005, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.  Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by GEAC Computer Corporation Limited (the “Registrant”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(a)           The Registrant’s Annual Report on Form 40-F for the fiscal year ended April 30, 2004, filed pursuant to the Exchange Act and containing audited financial statements for the fiscal year ended April 30, 2004.

(b)           The Registrant’s Reports of Foreign Private Issuer on Form 6-K filed with the Commission on August 19, 2004, August 24, 2004, September 9, 2004, December 8, 2004, March 11, 2005 and June 23, 2005, filed pursuant to the Exchange Act.

(c)           The description of the common shares in the section entitled “Description of Geac Share Capital” contained in the Registrant’s registration statement on Form F-4 filed with the Commission on February 6, 2003, as amended, under the Securities Act of 1933, as amended.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interest of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article 9 of the Registrant’s bylaws provides that the Registrant shall indemnify its officers and directors to the extent permitted by the Canada Business Corporations Act. The Canada Business Corporations Act provides that a corporation may advance monies to a director, or officer or other individual for the costs, charges and expenses of a proceeding for which the corporation is permitted to indemnify such a person. The individual shall repay such monies if he or she does not fulfill the conditions for indemnification. Under the Canada Business Corporations Act, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation’s request as a director or officer of another body corporate referred to as an “indemnifiable person,” against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, investigative or administrative action or proceeding in which the indemnifiable person is involved because of their association with the corporation or such body corporate, if he or she was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and: (i) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An indemnifiable person is entitled under the Canada Business Corporations Act to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii) above. A corporation may, with the approval of a court, also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set forth in (i) and (ii), above.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1           Specimen Certificate for Common Shares of the Registrant (filed herewith).

4.2           Restated Certificate and Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s registration statement on Form F-4 on February 6, 2003 with the Commission, File Number 333-103019, and incorporated herein by reference).

4.3           By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s registration statement on Form F-4 on February 6, 2003 with the Commission, File Number 333-103019, and incorporated herein by reference).

4.4           The Registrant’s Restricted Share Unit Plan, effective September 15, 2004 (filed herewith).

4.5           Form of Restricted Share Unit Award Agreement (filed herewith).

4.6           Amended and Restated Shareholder Protection Rights Agreement between the Registrant and Computershare Trust Company of Canada, dated as of August 1, 2003 (filed as Exhibit 4.5 to the Registrant’s registration statement on Form S-8, File Number 333-109670, and incorporated herein by reference).

23.1         Consent of PricewaterhouseCoopers LLP, Independent Accountants (filed herewith).

24.1         Powers of Attorney (contained on the signature page hereto).

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Southborough, MA on the 23rd day of June, 2005.

GEAC COMPUTER CORPORATION LIMITED

By:	/s/ Jeffrey M. Snider
Jeffrey M. Snider
Senior Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Charles S. Jones, Donna de Winter and Jeffrey M. Snider, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles S. Jones	President and Chief Executive Officer,
Charles S. Jones	Director (principal executive officer)	June 23, 2005

/s/ Donna de Winter	Chief Financial Officer (principal financial
Donna de Winter	officer and principal accounting officer)	June 23, 2005

/s/ C. Kent Jespersen	Chairman of the Board of Directors	June 23, 2005
C. Kent Jespersen

/s/ Thomas I.A. Allen, Q.C.	Director	June 23, 2005
Thomas I.A. Allen, Q.C.

/s/ David Friend	Director	June 23, 2005
David Friend

/s/ Pierre MacDonald	Director	June 23, 2005
Pierre MacDonald

/s/ Michael D. Marvin	Director	June 23, 2005
Michael D. Marvin

/s/ William G. Nelson	Director	June 23, 2005
William G. Nelson

/s/ Robert L. Sillcox	Director	June 23, 2005
Robert L. Sillcox

/s/ Jeffrey M. Snider	Authorized Representative in the United States	June 23, 2005
Jeffrey M. Snider

EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Certificate for Common Shares of the Registrant (filed herewith).

4.2

Restated Certificate and Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s registration statement on Form F-4, File Number 333-103019 on February 6, 2003 with the Commission, and incorporated herein by reference).

4.3

By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s registration statement on Form F-4 on February 6, 2003 with the Commission, File Number 333-103019, and incorporated herein by reference).

4.4	The Registrant’s Restricted Share Unit Plan, effective September 15, 2004 (filed herewith).

4.5	Form of Restricted Share Unit Award Agreement (filed herewith).

4.6

Amended and Restated Shareholder Protection Rights Agreement between the Registrant and Computershare Trust Company of Canada, dated as of August 1, 2003 (filed as Exhibit 4.5 to the Registrant’s registration statement on Form S-8 on October 14, 2003 with the Commission, File Number 333-109670, and incorporated herein by reference).

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants (filed herewith).

24.1	Powers of Attorney (contained on the signature page hereto).